Exhibit 9
April 21, 2008
Annuity Investors Life Insurance Company
250 East Fifth Street
Cincinnati, Ohio 45202F

Re:	Annuity Investors Variable Account C (File No. 811-21095
Transition20 Variable Annuity Contracts (File No. 333-148387)
Flex(b) Variable Annuity Contracts (File No. 333-148444)
Access100 Variable Annuity Contracts (File No. 333-148676)
ContributorPlus Variable Annuity Contracts (File No. 333-148459)
TotalGroup Variable Annuity Contracts (File No. 333-148940)
Gentlemen:
This opinion is provided in connection with the Registration Statements on Form N-4 for Annuity Investors Variable Account C of which Annuity Investors Life Insurance Company (“AILIC”) is the Depositor. The Registration Statements have been filed with the Securities and Exchange Commission for the purpose of registering the variable annuity contracts issued by AILIC and identified above and the interests in Annuity Investors Variable Account C under such variable annuity contracts.
I have examined the Articles of Incorporation and bylaws of AILIC, minutes of meetings of its Board of Directors and other records, and pertinent provisions of the Ohio insurance laws, together with such other documents as I have deemed appropriate.
Based on the foregoing it is my opinion that:
•	AILIC is duly organized and validly existing as an insurance company under the laws of the State of Ohio.

•	Annuity Investors Variable Account C has been validly created as a Separate Account in accordance with the laws of the State of Ohio.

•	AILIC has the legal power and authority to create and issue the variable annuity contracts which are administered within and by means of the Annuity Investors Variable Account C.

•	The variable annuity contracts to be sold pursuant to the Registration Statement and identified above, when issued, will represent binding obligations of AILIC in accordance with their terms, provided such contracts are issued for the consideration set forth therein and evidenced by appropriate policies and certificates.
I hereby consent to the filing of this opinion as an exhibit to each of the Registration Statements.
Very truly yours,
/s/ Mark F. Muething
Mark F. Muething, Esq.